Exhibit 99.1

CONTACT:
Heather Woolford – associate director of public relations – GKV
410.234.2519

IMMEDIATE RELEASE

November 9, 2011

Snyder’s-Lance Announces Plant Closing – Corsicana, TX

•	Salty snacks manufacturing facility in Corsicana, Texas to close February 10, 2012

•	Will consolidate production into other existing facilities

CHARLOTTE, NC—November 9, 2011 —Snyder’s-Lance Inc. (Nasdaq: LNCE) today announced plans to close its salty snacks manufacturing facility in Corsicana, Texas effective Friday, February 10, 2012.

As a part of integration efforts since the Company was formed in a merger on December 9, 2010, Snyder’s-Lance conducted a comprehensive review of their total manufacturing network. Based on that review, management has decided to close the Corsicana facility in order to reduce operating costs while consolidating production into our other manufacturing locations.

The Company is providing severance pay and outplacement support to help the associates impacted by this decision find new jobs. They are also providing information on open jobs in other Snyder’s - Lance facilities.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., (Nasdaq-GS: LNCE) headquartered in Charlotte, North Carolina, manufactures, markets and distributes snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance, Inc. has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under brand names including Snyder’s of Hanover, Lance, Cape Cod, Tom’s, Jays, Krunchers!, Grande, Archway, O-Ke-Doke, and Stella D’oro along with a number of private label and third party brands. Products are distributed widely through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-G